EXHIBIT 99


                                        Contact:  Jill Bongiovanni
                                        Investor Relations Manager
                                        (732) 935 - 7319

FOR IMMEDIATE RELEASE


                 WELLMAN REPORTS 46% INCREASE IN YTD 1998 EPS
             DESPITE LOWER 3Q98 EPS AND CONTINUED FIBER WEAKNESS

October 28, 1998, Shrewsbury, NJ - Wellman, Inc. (NYSE: WLM) today reported financial results for the periods ended September 30, 1998. Quarterly net earnings (excluding nonrecurring items), which had increased for six quarters through the second quarter of 1998, declined in the third quarter. The increases primarily resulted from improved profit margins in the European operations, lower chemical raw material costs and lower interest expense and income taxes. However, in the third quarter of 1998, net earnings were adversely impacted by various factors including lower worldwide fiber and PET resins margins and volumes.

                                 3Q98    3Q97    YTD Sept. 98   YTD Sept. 97
                                 ----    ----    ------------   ------------
($Millions)

Sales                           237.0   264.7       761.4           799.0
Net Earnings                      7.7     9.8        34.8            23.8

Net Earnings Per Diluted Share  $0.25   $0.31       $1.11           $0.76

     Worldwide fiber profit margins have been declining throughout 1998 primarily due to lower selling prices caused by increased competition with Asian fiber and textile imports. In addition, increased competition with domestic producers, resulting from recent expansions in U.S. polyester staple and POY (partially-oriented yarn) capacity, have contributed to selling price pressure.

     Profitability in the worldwide PET resins business increased significantly in the first nine months of 1998 compared to the same period in 1997, primarily due to lower chemical raw material costs and strong industry demand. However, this business began to experience increased competitive pressure during the third quarter.

     Wellman is well positioned to compete in these markets. The Company continues to benefit from its low-cost position, quality assets and long-term volume growth. It continues to operate its production facilities and sell its products at higher utilization rates than most competitors. Selling, general and administrative expenses declined 7% in the first nine months of 1998 compared to the year-ago nine-month period.

     The Company's balance sheet remains strong, with a total debt-to-capital ratio of 43% at September 30, 1998. Wellman recently received investment-grade credit ratings from Standard & Poor's and Moody's.

     Wellman President and CEO, Thomas M. Duff, noted "The worldwide polyester fiber market is being severely impacted by the Asian economic

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crisis and the resultant increase in imports of fiber, yarn, fabric and apparel from that region. Although we expect fiber volumes to remain relatively stable, ongoing selling price pressure will continue to erode fiber profit margins in the near term. In addition, the competitive PET resins environment in the United States and Europe, combined with seasonal demand slowing, is resulting in pressure on PET resins selling prices. Additional fiber and PET resins price pressure is expected to result in a decline in fourth quarter 1998 net earnings compared to the 1998 third quarter."

     Wellman, Inc. manufactures and markets high-quality polyester products, including Fortrel(R) brand polyester textile fibers, polyester fibers made from recycled raw materials and PermaClear(R) brand PET (polyethylene terephthalate) packaging resins. The world's largest PET plastic recycler, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.


Forward-Looking Statements
-------------------------------

Statements contained in this report that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company. Such statements contain a number of risks and uncertainties, certain of which are set forth in the Company's Securities and Exchange Commission filings. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock.


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
                                Wellman, Inc.
         Condensed Consolidated Statements of Income (Unaudited)
                     (In millions, except per share data)

                                    Third Quarter          Nine Months
                                ended September 30,    ended September 30,
                                -------------------    -------------------

                                  1998        1997       1998         1997
                                  ----        ----       ----         ----

Net sales                        $237.0      $264.7     $761.4       $799.0

Cost of sales                     205.2       226.7      644.0        680.6
                                 ------      ------     ------       ------

Gross profit                       31.8        38.0      117.4        118.4

Selling, general &
 administrative expenses           17.7        19.0       56.0         60.1

Restructuring charge**              ---        ---        ---           7.5
                                 -----       ------     ------       ------

Operating income                   14.1        19.0       61.4         50.8

Interest expense, net               2.0         3.0        6.6         10.2
                                 ------      ------     ------       ------

Earnings before income taxes       12.1        16.0       54.8         40.6

Provision for income taxes          4.4         6.2       20.0         16.8
                                 ------      ------     ------       ------

Net earnings                     $  7.7      $  9.8     $ 34.8       $ 23.8
                                 ------      ------     ------       ------

Net earnings per common
 share - diluted                 $ 0.25      $ 0.31     $ 1.11       $ 0.76
                                 ------      ------     ------       ------

Average common shares              31.3        31.5       31.4         31.2

** Approximately $4.3 million, or $0.14 per share, on an after-tax basis.

Basic EPS are same as diluted EPS for third quarter 1998 and 1997. Basic EPS for nine-month period 1998 and 1997 are $1.12 and $0.77.












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